State of Delaware
Secretary of State
Division of Corporations
Delivered 11:59 AM 10/21/2009
FILED 11:59 AM 10/21/2009
SRV 090951239 - 2671493 FILE

STATE OF DELAWARE CERTIFICATE OF MERGER OF FOREIGN CORPORATION INTO A DOMESTIC CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Flight Management International, Inc., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is Native American Energy Group, Inc., a Nevada corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8 Section 252 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation is Flight Management International, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation. (If amendments are affected please set forth)

FIFTH: The authorized stock and par value of the non-Delaware corporation is 2,000,000,000 (two billion) common shares, par value $.001.

SIXTH: The merger is to become effective on 23 October 2009.

SEVENTH: The Agreement of Merger is on file at 1018 Queens Blvd., Forest Hills, NY 11375, an office of the surviving corporation.

EIGHTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 21 day of October, A.D., 2009.

By: [signature]
Authorized Officer

Name: JAY PIGNATELLO
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Title: CORPORATE SECRETARY